EXHIBIT 10.31
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into effective as May 17, 2004 by and between Winland Electronics, Inc., a Minnesota corporation, (the “Company”), and Gregory W. Burneske (the “Employee”).
RECITALS
     A. The Company is engaged in the business of electronic design and manufacturing and provides electronic design and manufacturing services to its customers.
     B. Provided Employee passes his pre-employment drug screen, Employee and the Company desire to enter into an agreement to set forth the relationship between the parties.
     C. The Company, through its research, development and expenditure of funds, has developed confidential information, including trade secrets, and customer good will. During his employment, Employee will have access to the Company’s valuable Confidential Information (as defined below) and good will, may contribute to Confidential Information and good will and acknowledges that the Company will suffer irreparable harm if Employee uses Confidential Information or the Company’s good will outside his employment or makes unauthorized disclosure of Confidential Information to any third party.
Article 1
EMPLOYMENT AND TERMS OF AGREEMENT
     1.1 Employment. The Company employs Employee on a full-time basis as its Director of Engineering Services.
     1.2 Duties.
a.	During his employment with the Company, Employee shall serve the Company faithfully and to the best of his ability and shall devote his full business and professional time, energy, and diligence to the performance of the duties of such position. Employee shall perform such duties for the Company (i) as are customarily incident to his position and (ii) as may be assigned or delegated to him from time to time by Lorin Krueger, or his successor or designees. Employee’s position carries the primary responsibility for the Company’s engineering services. During his employment with the Company, Employee shall not engage in any other business activity that would conflict or interfere with his ability to perform his duties under this Agreement.

b.	Employee agrees to be subject to the Company’s control, rules, regulations, policies and programs. Employee further agrees that he shall carry on all correspondence, publicity and advertising in the Company’s name and he shall not enter into any contract on behalf of the Company except as expressly authorized by the Company.
     1.3 Term of Employment. Employee’s employment with the Company shall be “at will,” meaning either Employee or the Company may terminate the employment relationship at any time, for any or no reason, with or without prior notice.
Article 2
COMPENSATION AND BENEFITS
     2.1 Base Salary. As compensation for his services to the Company, Employee shall be paid an initial annual base salary of Ninety Five Thousand and no/100 Dollars ($95,000), which rate shall be reviewed by the Company and subject to change from time to time. The base salary shall be payable bi-weekly in accordance with the Company’s standard payroll practices. Employee’s base salary, and all other compensation and benefits provided by the Company, shall be subject to required and authorized deductions and withholdings.
     2.2 Six-Month Anniversary Bonus. As additional compensation for his services to the Company, if Employee remains employed by the Company at his six-month anniversary of employment (November 15, 2004), he may be eligible to receive a bonus of Eight Thousand and no/100 Dollars ($8,000) provided he has met each of the following performance objectives to the Company’s satisfaction, as determined in the Company’s sole discretion:
•	Thorough knowledge of Select Comfort’s products and systems

•	Development and presentation of a business unit plan

•	Installation of project management systems

•	New customer introduction process for original designs
     2.3 Annual Incentive Pool. Employee shall be eligible to participate in the Company’s annual incentive pool on the same terms and conditions as other participants in such pool. The annual incentive pool is based on the Company’s pre-tax profits and is distributed at the discretion of the CEO.
     2.4 Incentive Stock Options. Company hereby acknowledges and agrees that it granted Employee 18,000 shares of incentive stock options to Employee on May 17, 2004. The incentive stock options will vest over a five-year period with twenty percent (20%) exercisable per year with the first 20% exercisable as of May 17, 2005. The price per share is based on the fair market value of the Company’s stock as of Employee’s first date of employment with the Company. The terms and conditions applicable to Employee’s incentive stock option grant shall be controlled by Company’s separate Stock Option Plan.
     2.5 Benefits. Employee shall be eligible to participate in or receive benefits under employee benefit plans, health plans, or arrangements, if any, made available from time to time by the Company to its employees as set forth in an employee manual or otherwise, including but not limited to medical, dental, and life insurance coverage, long-term disability insurance coverage, 401k benefits, and employee stock purchase plan benefits to the extent Employee meets the eligibility requirements to receive such benefits. Nothing in this Agreement is intended to or shall in any way restrict the Company’s right to amend, modify or terminate any of its benefits or benefit plans during the term of Employee’s employment.
     2.6 Miscellaneous Benefits. The Company shall provide Employee the following additional benefits:
a.	Company-paid moving expenses of up to $7,500 for the cost of a professional mover (Mayflower or Allied Van Lines) from Employee’s current home in Sherwood, Wisconsin to Mankato, MN or the surrounding area. Allowance of $5,000 to cover short-term living expenses and other relocation costs.

b.	Reimbursement of all ordinary and necessary expenses incurred by Employee for the Company, in accordance with the Company’s policies and practices with regard to documentation and payment of such expenses.

c.	Paid time off in accordance with the Benefits Summary provided to you on or about April 22, 2004 and the Company’s paid time off policy. In addition, the Company will grant Employee a one-time only additional 40 hours of paid time off on start date.
Article 3
TERMINATION OF EMPLOYMENT
     3.1 Termination. Either Employee or the Company may terminate the employment relationship at any time, for any or no reason, with or without prior notice.
     3.2 Return of Property. Immediately upon termination (or at such earlier time as requested by the Company or its designees), Employee shall deliver to the Company all of its property, including but not limited to all work in progress, research data, equipment, originals and copies of documents and software, customer information and lists, financial information, and all other material in his possession or control that belongs to the Company or its customers or contains Confidential Information.
Article 4
CONFIDENTIALITY, NONSOLICITATION, NONCOMPETE AND COPYRIGHTS
     4.1 Confidential Information. “Confidential Information” shall mean any information not generally known or readily ascertainable by the Company’s competitors or the general public. Confidential Information includes, but is not limited to, use of or customization to computer, software, and/or internet applications; data of any type that is created by Employee, is provided, or to which access is provided, in the course of Employee’s employment by the Company; data or conclusions or opinions formed by Employee in the course of employment; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of the Company; specifications; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; supplier names or other information;

employee names or other information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Employee in the course of employment. Confidential Information does not include information that Employee can demonstrate by reliable, corroborated documentary evidence (1) is generally available to the public or (2) became generally available to the public through no act or failure to act by Employee.
     4.2 Confidentiality Restrictions. Employee agrees at all times to use all reasonable means to keep Confidential Information secret and confidential. Employee shall not at any time (including after termination of his employment with the Company) use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as necessary for the performance of Employee’s duties on behalf of the Company. Upon termination of Employee’s employment with the Company, Employee shall immediately return to the Company all originals and copies of Confidential Information and other the Company materials and property in Employee’s possession. Employee acknowledges that use or disclosure of any of the Company’s confidential or proprietary information in violation of this Agreement would have a materially detrimental effect upon the Company, the monetary loss from which would be difficult, if not impossible, to measure.
     4.3 Nonsolicitation of Employees. During Employee’s employment with the Company and for a period of twelve (12) months following the termination of such employment for whatever reason, whether voluntary or involuntary, Employee agrees that he will not solicit or accept—directly or indirectly, as an individual or through a partnership, corporation, or other entity—any then-current employee of the Company for employment or any other arrangement for compensation to perform services.
     4.4 Nonsolicitation of Customers. Except as noted in the attached Exhibit A, during Employee’s employment with the Company and for a period of twelve (12) months following the termination of such employment for whatever reason, whether voluntary or involuntary, Employee agrees that he will not directly or indirectly solicit, on his own behalf or on behalf of another, any of the Company’s then-current customers, or any potential customers with whom Employee or any of his supervisees have had contact, either directly or indirectly. A “then-current customer” shall be defined to mean any customer of the Company who has done business with the Company at any time in the 12-month period immediately preceding the termination of Employee’s employment. A “potential customer” shall be defined to mean any person or entity from whom the Company has sought business at any time in the 12-month period immediately preceding the termination of Employee’s employment, provided Employee knows or has reason to know the Company has sought such business.
     4.5 Noncompetition. Except as noted in the attached Exhibit A, during Employee’s employment with the Company and for a period of twelve (12) months following the termination of such employment, Employee agrees that he will not become the owner of, nor engage, directly or indirectly, in any business which competes with the business of the Company, either as proprietor, partner, employee, agent, greater than five percent (5%) shareholder, partner, officer, director, independent contractor, or otherwise anywhere within the States of Minnesota, Wisconsin, Illinois, Iowa, Missouri, Indiana, Ohio, South Dakota and North Dakota, unless the Company has first consented in writing thereto. Notwithstanding anything herein to the contrary, this Paragraph 4.5 shall apply to Employee only if (1) he resigns his employment for any reason or (2) the Company terminates his employment with disciplinary cause, which shall be defined to include, but not be limited to, dishonesty, violation of the Company’s rules or policies, material failure to competently perform his job duties, failure to take direction from the Company, misconduct, or job abandonment. This Paragraph 4.5 shall not apply to Employee if the Company terminates his employment without disciplinary cause.
     4.6 Copyrights. Except as noted in the attached Exhibit A, Employee hereby acknowledges that any computer software, program, or other work of authorship that he prepares within the scope of his employment is a “work made for hire” under U.S. copyright laws and that, accordingly, the Company exclusively owns all copyright rights in such computer software, program, and other works of authorship. For purposes of this Agreement, “scope of employment” means that the computer software, programs, and other works of authorship (i) relate to any subject matter pertaining to Employee’s employment with the Company, (ii) relate to or are directly or indirectly connected with the business, products, projects or Confidential Information of the Company, or (iii) involve the use of any time, material or facility of the Company.
     4.7 Remedies. The parties acknowledge and agree that, if a court, arbitrator, mediator, jury or other individual or entity entrusted with authority to resolve a dispute between Employee and the Company (or Employee admits to) makes a finding that Employee breached or threatened to breach the terms of this Article 4, the Company shall be entitled as a matter of right to injunctive relief, in addition to any other remedies available at law or equity.
     4.8 Survival of Provisions. The parties agree that the restrictions contained in this Article 4 shall survive the termination of this Agreement and Employee’s employment and shall apply no matter how Employee’s employment terminates and regardless of whether his termination is voluntary or involuntary.
     4.9 Understandings. Employee hereby acknowledges that (a) the valuable consideration he will receive in exchange for his agreement to the terms of this Article 4 is his employment with the Company and the compensation and benefits associated therewith, to which he is not otherwise entitled; (b) the Company informed him as part of the offer of employment that a non-compete agreement would be required as a condition to his employment with the Company; (c) he has carefully considered the restrictions contained in this Agreement and determined that they are reasonable; (d) the restrictions in this Agreement will not unduly restrict him in securing other employment in the event of his termination from the Company; and (e) he is signing this Agreement prior to commencing employment with the Company.
Article 5
MISCELLANEOUS PROVISIONS
     5.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to its conflict of law provisions.

     5.2 Entire Agreement. Except as expressly stated herein, this Agreement constitutes the entire understanding of the Company and Employee and supersedes all prior agreements, understandings, and negotiations between the parties, whether oral or written. No modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties.
     5.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, and administrators, except that the services to be performed by Employee are personal and are not assignable.
     5.4 Captions. The captions set forth in this Agreement are for the convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.
     5.5 No Conflicting Obligations. Employee represents and warrants to the Company that he is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder, including but not limited to any duties owed to any former employers not to compete or use or disclose confidential information.
     5.6 Waivers. The failure of a party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     5.7 Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, the Company and Employee agree that that part should be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.
     5.8 Notices. Any notices given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested:

(a)	If to the Company:	Winland Electronics, Inc. Attn: Lorin Krueger 1950 Excel Drive Mankato, Minnesota 56001

(b)	If to Employee:	Gregory Burneske N6001 Timberline Drive Sherwood, WI 54169
     5.9 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

     With the intention of being bound hereby, the parties have executed this Agreement as of the date set forth above.

EMPLOYEE:
Date: May 17, 2004	/s/ Gregory Burneske
Gregory Burneske

WINLAND ELECTRONICS, INC.
Date: May 17, 2004	By:	/s/ Lorin Krueger
Lorin Krueger
Its: President & CEO